July 6, 2000


Oppenheimer Main Street Funds, Inc.
6803 S. Tucson Way
Englewood, CO 80112

Dear Ladies and Gentlemen:


      This opinion is furnished to Oppenheimer Main Street Funds, Inc. (the "Company"), a Maryland Corporation, in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form N-14 under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, (the "Registration Statement"), for the issuance of shares of Oppenheimer Main Street Growth & Income Fund (the "Fund"), to the shareholders of Oppenheimer Disciplined Value Fund pursuant to an Agreement and Plan of Reorganization (the "Agreement") and the transactions contemplated by said Agreement whereby shares of the Fund will be issued to the shareholders of Oppenheimer Disciplined Value Fund upon delivery of the assets of Oppenheimer Disciplined Value Fund when and as more fully set forth in the Agreement. This opinion relates only to the filing of the Registration Statement, and will be superseded and replaced by our opinion to Oppenheimer Disciplined Value Fund required by and pursuant to the Agreement to be delivered at the closing of the Reorganization and the transactions contemplated thereby, if and when said closing occurs.

      As counsel for the Fund, we have examined the Registration Statement, such statutes, regulations, Fund records and other documents and reviewed such questions of law that we deemed necessary or appropriate for the purposes of this opinion.

      Based upon and subject to the foregoing, we are of the opinion that the shares to be issued as described in the Registration Statement have been duly authorized and, assuming receipt of the consideration to be received therefor and upon the closing of the Agreement and the transactions contemplated thereby, upon delivery as provided in the Agreement, will be legally and validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Sincerely,

                                   /s/ Allan B. Adams

                                    Allan B. Adams
                                    Myer, Swanson, Adams & Wolf, P.C.